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                                                                   Exhibit 23(l)

            [Letterhead of Credit Suisse First Boston Corporation]


We hereby consent to (i) the incorporation by reference in the Solicitation Statement/Prospectus of General Motors Corporation ("GM") and HE Holdings, Inc. ("HE Holdings") included in the Registration Statements of GM (File No. 333-37215) and HE Holdings (File No. 333-37223) (the "GM/HE Holdings Solicitation Statement/Prospectus"), which includes a description of the proposed merger of Raytheon Company ("Raytheon") and HE Holdings, of our opinion letter as Appendix B-II to, and the references thereto under the caption "THE MERGER--CSFB Fairness Opinion" in, the Solicitation Statement/Prospectus of Raytheon and (ii) the references to such opinion letter in the GM/HE Holdings Solicitation Statement/Prospectus under the captions "Introduction to the Hughes Transactions--Raytheon Information" in Chapter 1, "Special Factors--Background of the Hughes Transactions" in Chapter 3, "Description of the Raytheon Merger-- Raytheon Merger Fairness Opinion: Goldman Sachs" in Chapter 3 and "Where You Can Find More Information" in Chapter 7 thereof. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for the purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                      /s/ CREDIT SUISSE FIRST BOSTON CORPORATION

November 10, 1997